Filed pursuant to Rule 433
Registration Statement No. 333-164563

"You will arise and have compassion on Zion, for it is time to show favor to her; the appointed time has come."
Psalm 102:13

NOVEMBER
15
Zion Offering Ends
Don't forget to participate in Zion's Rights Offering.

www.zionoil.com

Dear Zion Stockholder,
Your right to participate in Zion's Rights Offering  is time limited, as the Rights Offering is scheduled to close on November 15th. If you want to be certain of participating, please complete the subscription agreement (that we sent you with the prospectus) or contact your broker, as soon as possible. Please mail subscriptions before November 5th, to allow for delivery. If you have any questions, please call us toll free, at 1-888-TX1-ZION (1-888-891-9466) or email us at dallas@zionoil.com

Zion Oil & Gas, Inc. has filed a registration statement (including a prospectus) with the SEC for the rights offering to which this postcard relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Zion Oil & Gas, Inc. and its offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Zion Oil & Gas will send you the prospectus if you request it by calling toll free 1-888-TX1-ZION (1-888-891-9466).

www.zionoil.com